GREEN ANODE COKE SALES AGREEMENT
                                  BETWEEN
                                CONOCO INC.
                                    AND
                      GREAT LAKES CARBON CORPORATION


       CONOCO INC., a corporation organized under the laws of the State of Delaware ("Seller"), and GREAT LAKES CARBON CORPORATION, a corporation also organized under the laws of the State of Delaware ("Buyer"), enter into this Agreement for the sale and purchase of green anode coke ("Coke"), pursuant to the following terms and conditions.

1.0.   TERM
       ----
       The term of this Agreement shall be from August 1, 2001, through CONFIDENTIAL AGREEMENT and from year to year thereafter unless (a) either party exercises a right to terminate this Agreement according to its terms, or (b) either party gives written notice to the other not less than six months prior to the end of the initial term or any renewal term of its wish that this Agreement not be renewed for the next succeeding term.

2.0    QUANTITY
       --------

       2.1. No later than 30 days before any Calendar Quarter (i.e., a three-month period beginning on January 1, April 1, July 1 or October 1) while this Agreement is in effect, Seller will give written notice of its best estimate of the total Coke production at Seller's refinery in Ponca City, Oklahoma (the "Ponca Refinery"), for the forthcoming Calendar Quarter (the "Forecast Volume" for the "Forecast Quarter").

       2.2. During each Forecast Quarter while this Agreement is in effect, Seller shall sell and Buyer shall purchase CONFIDENTIAL TREATMENT of the Forecast Volume of Coke produced by the Ponca Refinery during such Forecast Quarter (in this Agreement, such CONFIDENTIAL TREATMENT share is called "Buyer's Share"). For reference, but without intending to be bound to sell a particular quantity of Coke, Seller represents that it expects that while this Agreement is in effect, CONFIDENTIAL TREATMENT of the Coke production from the Ponca Refinery will be approximately CONFIDENTIAL TREATMENT DST per Calendar Quarter.

       2.3. If the actual volume of Coke purchased by Buyer during a Calendar Quarter (a "Reference Quarter") is less than CONFIDENTIAL TREATMENT of the Coke produced at the Ponca Refinery during such Reference Quarter for any reason other than a force majeure situation (as described in section 12, below), and if during such Reference Quarter, Buyer purchased an amount of Coke at least equal to Buyer's Share, then in the next following Calendar Quarter, Seller shall offer to sell to Buyer, in addition to Buyer's Share for such Calendar Quarter, a quantity of Coke equal to the difference between (a) CONFIDENTIAL TREATMENT of the actual volume of Coke produced at the Ponca Refinery during the Reference Quarter and (b) the actual volume of Coke purchased by Buyer during such Reference Quarter, at the price and on the terms provided by this Agreement.

3.0.   QUALITY
       -------

       3.1. Buyer acknowledges that the Coke sold hereunder is a by-product of the manufacturing operations at the Ponca Refinery. Buyer further acknowledges that Seller may change the feedstocks or raw materials that are used at the Ponca Refinery, or may alter Seller's method of manufacture of Coke without liability to Seller even though such changes may result in changes to the quality and/or quantity of Coke produced at the Ponca Refinery. Seller will give Buyer 30 days notice if Seller anticipates changes in feedstocks, raw materials or method of manufacture, that will cause Coke produced at the Ponca Refinery to exceed the average monthly maximum specifications described in Exhibit A on a continuing basis. Buyer shall not be obligated to purchase any Coke that exceeds the "Reject Maximum" specifications described in Exhibit A hereto. If Coke exceeds "Reject Maximum" specifications and is rejected by Buyer, then Seller will be responsible for the removal of the rejected Coke from Buyer's facility and the costs associated with such removal.

       3.2. The quality of each quantity of delivered Coke will be determined as follows.

               (a) On loading of Coke into a truck or rail car at the Ponca Refinery, Seller or Seller's Agent will obtain a representative sample of the Coke, which it will deliver to Buyer. Buyer will have the right to witness the sampling.

               (b) Buyer will divide the sample into two equal portions. Buyer will promptly test one portion of the sample and, based upon the test results, notify Seller of the Coke's physical properties. Buyer will retain the second portion of the sample as a referee sample.

               (c) If Buyer's test results on any sample show that any of the Coke's properties exceeds the average monthly maximum specifications
Exhibit A hereto, and if Seller so requests, the second portion of the sample will be tested by a mutually acceptable independent testing laboratory which will re-test using mutually acceptable testing procedures, provided that nickel and vanadium may exceed such individual average monthly maximum specifications as long as nickel and vanadium together do not exceed a combined monthly average of CONFIDENTIAL TREATMENT parts per million. The parties will equally share the costs of the independent testing laboratory and its quality determination will be binding on the parties.

               (d) The quality of all monthly shipments from the Ponca Refinery to Buyer will be representative of the monthly quality of all of Seller's Coke production at the Ponca Refinery. Upon request by Buyer, Seller will provide to Buyer an average analysis of all of Seller's production of Coke at the Ponca Refinery during a month.

       3.3. If Buyer's and/or an independent testing laboratory's test results on samples of Coke delivered during any given month show that the Coke's physical or chemical properties exceed the average monthly maximums as described in Exhibit A hereto, or if Seller acknowledges that a change in Seller's feedstocks, raw materials or method of manufacture will cause Coke from the Ponca Refinery to exceed the average monthly maximums as described in Exhibit A hereto on a continuing basis, then the parties will use good faith efforts to devise a mutually satisfactory remedy, subject to the provisions of section 10.0 hereof.

       3.4. All Coke delivered to Buyer will be crushed to a maximum CONFIDENTIAL TREATMENT. Any other arrangements for sizing material will be made by mutual agreement.

4.0.   PRICE
       -----

       4.1. The price for Coke sold pursuant to this Agreement will be FOB Buyer's facility at Enid, Oklahoma, and will be calculated in accordance with the following provisions.

       4.2. Seller's initial invoice for Coke sold pursuant to this Agreement will be based upon the assumption that the moisture content of the delivered Coke is CONFIDENTIAL TREATMENT by weight. However, if the actual moisture of the delivered Coke is more or less than CONFIDENTIAL TREATMENT by weight, then the price shall be adjusted according to Section 4.6 hereof.

       4.3. Subject to the adjustments contemplated in sections 4.4 and 4.6, below, the price for Coke delivered to Buyer during each three month period beginning on each February 1, May 1, August 1 and November 1 while this Agreement is in effect (a "Pricing Period") will be determined by the following formula:

Price per DST = CONFIDENTIAL TREATMENT

where,

CONFIDENTIAL TREATMENT

For the August 1, 2001 pricing Period only

CONFIDENTIAL TREATMENT

       4.4. If the weighted average sulfur content of all of the Coke sold by Seller to Buyer during a given calendar month is within the guidelines below, then the price of Coke for that month shall be adjusted by adding to or subtracting from to the price calculated according to the formula set out in section 4.3, above, the following premiums or penalties shall apply:

                             CONFIDENTIAL TREATMENT

       4.5. If either party believes the price calculated pursuant to the formula described in section 4.3, above, does not reflect market prices for Coke during any Pricing Period, that party may give notice of such belief within 30 days of the beginning of such a Pricing Period. If either party believes the price calculated pursuant to the formula described in section 4.3, above, does not reflect market prices for Coke for a second consecutive Pricing Period, and if such party gave notice as contemplated in the first sentence of this section
4.5 with respect to the preceding Pricing Period, that party may give notice of such belief within 30 days of the beginning of such second Pricing Period and may require the other party to negotiate modifications to this price. Both parties shall negotiate in good faith for the remainder of the then-current Pricing Period following such a notice; if, by the expiration of such period, the parties cannot agree to new pricing or to a continuation of the existing formula, then this Agreement will automatically terminate at the end of such Pricing Period.

       4.6. In the calendar month following each Pricing Period, the Buyer shall determine the actual weighted average moisture content of the Coke delivered during such Pricing Period (the "Average Moisture Content"). The price of the Coke delivered during such Pricing Period shall be adjusted to compensate for the difference between the Average Moisture Content and CONFIDENTIAL TREATMENT by weight.

5.0.   DELIVERY
       --------

       5.1. Except as otherwise agreed by the parties in writing, Seller will choose method of transport, arrange for end-dump trucks or rail cars, and be responsible for loading Coke into such vehicles.

       5.2. Deliveries by truck to Buyer's facility may be made from 2:00 a.m. through 5:00 p.m., Monday through Friday, or as dictated by Buyer's facility's capabilities.

6.0.   TITLE AND RISK OF LOSS
       ----------------------

       Title to and risk of loss of the Coke delivered pursuant to this Agreement shall pass to Buyer at the time the Coke is unloaded at Buyer's facility at Enid, Oklahoma.

7.0.   MEASUREMENT
       -----------

       The quantity of Coke delivered by rail car shall be determined by Buyer's certified railroad scales in Kremlin, Oklahoma, or by other mutually acceptable railroad weigh station scales. The quantity of Coke delivered by truck shall be determined by Seller's certified truck weight scales in Ponca City, Oklahoma. Any measurement made by the above methods will be binding upon both parties. Buyer has the right to audit Seller's scales' performance and to request copies of certification reports.

8.0.   PAYMENT
       -------

       8.1. Seller shall promptly invoice Buyer for each delivery of Coke. Buyer shall pay Seller's invoices in full, not later than the 15th day of the month following the month of the bill of lading date, without any adjustments, discounts or set-offs by telegraphic transfer to:

		Morgan Guaranty Trust Company
		Conoco Inc., Account Number:  73900006

Buyer shall include, in the telegraphic transfer details, the invoice number and a statement that payment is for the purchase of coke. If the payment date falls on a day when Seller's Bank is closed (Saturday, Sunday, New York bank holiday, or other nonworking day), payment shall be due on the succeeding New York banking day.

       8.2. Any payment required to be made from Buyer to Seller as a result of the moisture content adjustment described in section 4.6, above, shall be made in the same manner described in section 8.1, above, no later than the last business day of the month following the Pricing Period to which the adjustment relates. Any payment required to be made from Seller to Buyer as a result of the moisture content adjustment described in section 4.6, above, shall be made by check payable to the order of Buyer and delivered to the address provided for Buyer in section 17, below.

       8.3. For good cause, Seller may require Buyer to provide security for any indebtedness created or to be created as a result of deliveries made pursuant to this Agreement, and may withhold deliveries pending receipt of satisfactory security. For purposes of this section 8.3, "good cause" means circumstances and events which may cause Buyer to suffer adverse financial consequences, and includes voluntary or involuntary bankruptcy, default in any covenant with any of Buyer's lenders (unless such default is either waived by the relevant lender or cured before the expiration of any cure period provided in the relevant loan document), etc. Seller reserves the right to withhold delivery of Coke to Buyer at any time Buyer's payments become past due. If Buyer fails to pay in full all amounts owed to Seller within five days after receipt of Seller's notice that such amounts are past due, Seller shall have the right to immediately cancel or terminate this Agreement, without prejudice to any rights, claims or causes of action arising from the Agreement.

       8.4. Buyer shall pay interest on all past due invoices at the prime rate as quoted by Citibank N.A. from its New York offices on the date the invoice is due, plus two percentage points above the announced rate. In addition, Buyer shall pay all costs and expenses, including reasonable attorneys' fees, incurred by Seller in collecting past due payments.

9.0    WARRANTIES
       ----------

       Seller warrants that it has or will have title to the Coke to be delivered under this Agreement, that the Coke will be free from all liens, encumbrances and security interests at the time of delivery, and that the Coke will have physical properties that do not exceed the "Reject Maximum" standards described in Exhibit A hereto. THERE ARE NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY OR FITNESS OF THE COKE FOR A PARTICULAR PURPOSE, EVEN IF SUCH PURPOSE IS KNOWN TO SELLER. SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE COKE DELIVERED HEREUNDER SHALL HAVE THE PHYSICAL PROPERTIES LISTED IN THE "TYPICAL" COLUMN OF EXHIBIT A TO THIS AGREEMENT.

10.0.  LIMITATION OF LIABILITY
       -----------------------

       10.1. Seller's liability to the Buyer for a breach of warranty under this Agreement shall be limited to reimbursing out-of-pocket costs incurred by the Buyer in connection with the removal of the rejected Coke from Buyer's facility (as required by section 3.1, above), plus (i) replacing, at the point of delivery, the particular quantity of Coke affected by the breach or (ii) crediting to Buyer's account an amount not to exceed the purchase price of the particular quantity of Coke affected by the breach, at Seller's option.

       10.2. Neither party shall be liable on any claim under or arising out of or for breach of this Agreement unless such action is brought no later than one year from the date the cause of action arose.

       10.3. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES SUCH AS LOST PROFITS, LOST BUSINESS OPPORTUNITY, ETC.

11.0.  TAXES
       -----

       11.1. Seller agrees to pay any and all property taxes, fees, or other charges imposed or assessed by governmental or regulatory bodies, the taxable incident of which occurs prior to the transfer of title to Buyer.

       11.2. Buyer agrees to pay any and all property taxes, fees, or other charges imposed or assessed by governmental or regulatory bodies, the taxable incident of which occurs after transfer of title to Buyer.

       11.3. Any applicable sales, use, gross receipt, superfund, hazardous waste, gross income or any other excise tax or inspection fee imposed by any taxing jurisdiction on any transaction covered by this Agreement shall be paid by the party who is liable for the tax according to the laws of the jurisdiction involved. However, if the tax is imposed by law on Seller, such tax shall be reimbursed to Seller by Buyer. This section shall not apply to any federal, state, or local income, franchise, or excess profits taxes imposed as a result of the transactions contemplated by this Agreement.

       11.4. Buyer shall furnish Seller with an exemption or resale certificate or other documents necessary to comply with any applicable sales and use tax laws.

       11.5. When applicable, Buyer shall furnish Seller in duplicate with a notice of exportation or articles with benefit of drawback and other forms required by governmental authorities covering each batch of Coke sold to and exported by Buyer or any of Buyer's subsidiaries or licensees. Each notice of exportation of articles with benefit of drawback shall be fully completed and properly executed by all necessary parties and endorsed to Seller.

12.0.  FORCE MAJEURE
       -------------

       12.1. No failure or omission by either party to carry out or observe any of the terms or conditions of this Agreement, including, but not limited to, either party's delay or failure to perform as a result of such party's failure to manufacture, deliver, receive, transport, use, or consume Coke due to occurrences set forth below, shall, except in relation to obligations to make payments under this Agreement, give rise to any claim against the party in question or be deemed a breach of the Agreement if such failure or omission arises from any cause reasonably beyond the control of that party, to the extent that such failure or delay may be due to:

               (a) Compliance (voluntary or involuntary) with laws, decrees, guidelines, requests, or the like of any government or person purporting to act for such government, or of international organizations of which the United States is a member including without limitation the International Energy Agency.

               (b) Restriction or cessation of production of Coke by reason of the imposition of any government or person purporting to act under the color or claim of any governmental authority of conditions or requirements which make it necessary to cease or to reduce the production of the Coke.

               (c) Hostilities of war (declared or undeclared), embargoes, blockades, civil unrest, riots or disorders, terrorism, or sabotage.

               (d) Fires, explosions, lightning, maritime peril, collisions, storms, landslides, earthquakes, floods, and other acts of nature.

               (e) Strikes, lockouts, or other labor difficulties (whether or not involving employees of Seller or Buyer).

               (f) Disruption or breakdown of production or transportation facilities, equipment, labor, or materials.

               (g) Closing or restrictions on the use of harbors, railroads or pipelines.

               (h) Any reduction in availability of crude petroleum or crude petroleum products and/or other materials necessary to make Coke.

               (i) Any other cause whether or not of the same class or kind, beyond the control of either party which prevents or interferes with the performance of this Agreement.

       12.2. Notwithstanding the provisions of Section 12.1. hereof, nothing contained in this Agreement shall relieve Buyer of the obligation to pay in full the purchase price or any other amounts due for the Coke actually delivered hereunder.

       12.3. Upon the occurrence of any of the force majeure events described in Section 12.1. hereof, the party claiming force majeure shall notify the other party promptly in writing of such event and, to the extent possible, inform the other party of the expected duration of the force majeure event and the volumes of Coke to be affected by the suspension or curtailment of performance under this Agreement.

       12.4. No curtailment or suspension of deliveries or acceptance of deliveries pursuant to this Section shall operate to extend the period of this Agreement or to terminate this Agreement.

       12.5. Buyer acknowledges that the Coke delivered hereunder is to be produced by Seller at it's the Ponca Refinery. Seller shall have no obligation to acquire Coke from any other source to meet its obligations under this Agreement. If Seller's production of Coke at this Refinery is stopped or disrupted by an event of force majeure, (i) Seller shall have the right to allocate its available supplies of Coke, if any, among any or all of its existing customers on a pro rata basis, whether or not such customers are under contract, and (ii) Seller may, with mutual consent, make up deliveries of Coke to Buyer which have been prevented by a force majeure event, and/or (iii) to the extent that Seller does not make up such deliveries, then Buyer's annual quantity obligation shall be reduced accordingly.

13.0.  WARNING
       -------

       13.1. The Material Safety Data Sheet attached hereto as Exhibit B, which is made a part of this Agreement, contains information regarding health risks and recommendations for the safe use and handling of Coke.

       13.2.   THE COKE SOLD BY SELLER MAY BEAR OR CONTAIN HAZARDOUS
CHEMICALS, RESIDUES OR OTHER HAZARDOUS MATERIALS WHICH MAY BE, OR MAY BECOME BY CHEMICAL REACTION OR OTHERWISE, DIRECTLY OR INDIRECTLY HAZARDOUS TO LIFE, TO HEALTH, OR TO PROPERTY BY REASON OF TOXICITY, FLAMMABILITY, EXPLOSIVENESS, OR FOR OTHER SIMILAR OR DIFFERENT REASONS DURING TRANSPORTATION, USE, HANDLING, REMOVAL, REFINING, CLEANING, RECONDITIONING, DISPOSAL OR OTHER SIMILAR EVENTS.

       13.3. Buyer acknowledges and represents that it has read and understands the Material Safety Data Sheet and the above warning and will read and undertake to understand any subsequent Material Safety Data Sheets or written warnings provided by Seller from time to time and undertakes to exercise the degree of care required to protect persons and properties from all hazards of the Coke disclosed in the Material Safety Data Sheets or warnings including but not limited to (i) warning the employees of Buyer and its affiliates who may become exposed to the Coke of the said hazards of the Coke, providing such employees with necessary and appropriate safety equipment and taking appropriate measures to assure that such safety equipment is adequately maintained and properly used, and (ii) warning third parties who may purchase or come into contact with the Coke or who handle or transport the Coke on the behalf of Buyer of the aforesaid hazards of the Coke.

14.0.  INDEMNITY
       ---------

       The Buyer shall indemnify and hold harmless the Seller, its parent, subsidiaries, successors and assigns, and other officers, directors, employees, subcontractors, and agents against any and all liabilities, claims, demands and/or suits (including attorneys' fees and all costs), which arise out of or are related in any way to the possession, handling, use, or resale of the Coke after title to the Coke passes to the Buyer. The Buyer shall, at the option of the Seller, defend the Seller at the Buyer's sole expense against any claims, demands and/or suits that are covered by this Indemnity/Hold Harmless clause.

15.0.  WAIVER
       ------

       No waiver, either express, or by course of dealing or course of performance, of any of the terms and conditions contained in this Agreement, or waiver of any breach of any of the terms and conditions contained in this Agreement, shall be construed as a subsequent waiver of any of the terms and conditions of this Agreement or as a waiver of any subsequent breach of the same or any other term or condition of this Agreement.

16.0.  ASSIGNMENT
       ----------

       Neither party may assign this Agreement without the prior written consent of the other party; except that, either party may assign this Agreement to any of its affiliates, in which event the assignor shall remain responsible for the assignee's complete performance.

17.0.	NOTICES
        -------

        All notices required or permitted by the terms of this Agreement shall be deemed sufficient if given by personal delivery, telegram, telex, or telecopier, or by prepaid, certified mail and addressed to the Seller and to the Buyer as follows:

        TO SELLER:    CONOCO INC.
                      600 North Dairy Ashford
                      P.O. Box 2197
                      Houston, Texas 77252
                      Telex No.:  775347
                      Attention:  Manager
                                  North American Petroleum Coke
                                  Moran Building, Room 3030

        TO BUYER:     Great Lakes Carbon Corporation
                      4 Greenspoint Plaza, Suite 2200
                      16945 Northchase Drive
                      Houston, Texas 77060
                      Fax No.:    (281) 775-4744
                      Attention:  V.P., Raw Materials

18.0.  GOVERNING LAW
       -------------

       This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to Texas' principles of conflicts of law.

19.0.  MISCELLANEOUS PROVISIONS
       ------------------------

       19.1. The section headings contained in this Agreement are for the convenience of the parties only and shall not be interpreted as part of this Agreement.

       19.2. To the extent it can legally do so, the Buyer hereby waives all causes of action and remedies to which the Buyer is or may be entitled under the Texas Deceptive Trade Practices Act.

20.0.	MODIFICATION
        ------------

        This agreement shall not be modified except by written instrument executed by duly authorized representatives of the respective parties.

21.0.  ENTIRE AGREEMENT
       ----------------

       This Agreement, including all Exhibits, contains the full and complete understanding of the parties with respect to the purchase and sale of Coke.
This Agreement shall not be affected by the acknowledgement or acceptance by the Seller of purchase orders, acknowledgements, sales orders, releases or any other form submitted by the Buyer, which contain other or different terms and conditions from those included in this Agreement.

       IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be executed in duplicate originals by their duly authorized representatives this _____ day of _________________, 2001.

WITNESS:                                  CONOCO INC.



Joseph Gerzina                            By:    Robert Kurek
______________________________                   _______________________________

                                          Title: General Manager, Global Carbon
                                                 _______________________________

WITNESS:                                  GREAT LAKES CARBON CORPORATION


Craig Beilharz                            By:    James D. McKenzie
______________________________                   _______________________________

                                          Title: President
                                                 _______________________________


















                              EXHIBIT A
                 2001 GREEN ANODE COKE SALES AGREEMENT
                               BETWEEN
                             CONOCO INC.
                                AND
                    GREAT LAKES CARBON CORPORATION
                       EFFECTIVE AUGUST 1, 2001


                 PRODUCT SPECIFICATIONS
                ----------------------
                                AVERAGE
                                MONTHLY       REJECT         TEST
PROPERTY           TYPICAL      MAXIMUM       MAXIMUM        METHOD
--------           -------      -------       -------        ------
Moisture, wt%            CONFIDENTIAL TREATMENT           Conoco Method
                                                          TSL-19-80
                                                          and/or GLC
                                                          Method C-1B

Volatile                 CONFIDENTIAL TREATMENT           ASTM D-4421
Matter, wt%

Sulfur, wt%              CONFIDENTIAL TREATMENT           ASTM D-1552

Ash, wt%                 CONFIDENTIAL TREATMENT           ASTM D-4422

Metals, ppm:                                              ASTM
                                                          D-5600-94

Iron                     CONFIDENTIAL TREATMENT

Vanadium*                CONFIDENTIAL TREATMENT

Nickel*                  CONFIDENTIAL TREATMENT

Silicon                  CONFIDENTIAL TREATMENT

Sodium                   CONFIDENTIAL TREATMENT

Calcium                  CONFIDENTIAL TREATMENT

Nickel + Vanadium*       CONFIDENTIAL TREATMENT

Shot Content             CONFIDENTIAL TREATMENT           Visual


* Nickel and vanadium may exceed individual average monthly maximum specifications as long as nickel and vanadium together do not exceed a combined monthly average of CONFIDENTIAL TREATMENT parts per million.